EXHIBIT 99.1

Heron Therapeutics, Inc. Closes Underwritten Offering of Common Stock

REDWOOD CITY, Calif. – June 15, 2015 – Heron Therapeutics, Inc. (NASDAQ: HRTX), today announced closing of its underwritten public offering of 5,520,000 shares of common stock, including 720,000 shares sold pursuant to the full exercise of an option to purchase additional shares previously granted to the underwriters, at a public offering price of $24.75 per share. The gross offering size was approximately $136.6 million before deducting customary underwriting discounts and commissions and offering expenses.

Jefferies LLC, Leerink Partners LLC and Cowen and Company, LLC acted as joint book-running managers for the offering. JMP Securities LLC, Brean Capital, LLC and Noble Life Science Partners acted as co-managers for the offering.

The securities described above were offered pursuant to shelf registration statements (File Nos. 333-195928 and 333-198862), which were declared effective by the United States Securities and Exchange Commission (“SEC”) on May 23, 2014 and October 6, 2014, respectively. The securities described above have not been qualified under any state blue sky laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. The offering can be made only by means of a prospectus, copies of which may be obtained at the SEC’s website at www.sec.gov, or by request at Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, telephone: (877) 547-6340, e-mail: Prospectus—Department@Jefferies.com.

This press release includes forward-looking statements, including statements relating to the proceeds of the offering and closing of the offering. For these statements, Heron Therapeutics, Inc. claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the public offering. A review of these risks can be found in Heron Therapeutics, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, the prospectus filed with the SEC in connection with the offering and other reports and documents filed with the SEC.

Investor Relations Contact:
Heron Therapeutics, Inc.
Jennifer Capuzelo, 858-703-6063
Sr. Manager, Investor Relations
jcapuzelo@herontx.com

and

Corporate Contact:
Heron Therapeutics, Inc.
Brian Drazba, 858-703-6065
Vice President, Finance and Chief Financial Officer

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